Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF
PREFERENCES, PRIVILEGES, POWERS AND RIGHTS OF
SERIES B PREFERRED STOCK

(Under Section 151 of the General Corporation Law
of the State of Delaware)

SOFTBRANDS, INC. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”) does by David G. Latzke, its Senior Vice President, Chief Financial Officer and Secretary, hereby certify that:

FIRST:  By the Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on October 16, 2001, as amended by Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on May 17, 2002 and the Certificate of Amendment to the Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 11, 2004 (as so amended and restated, the “Certificate of Incorporation”), the Corporation is authorized to issue an aggregate of one hundred and twenty five million (125,000,000) shares of capital stock, one hundred and ten million (110,000,000) shares of which are common stock, $0.01 par value (the “Common Stock”) and fifteen million (15,000,000) shares of which are preferred stock, $0.01 par value (“Preferred Stock”).

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Article 4 of the Certificate of Incorporation, the Board of Directors, at a meeting held on July 27, 2004, created a series of Preferred Stock designated as “Series B Convertible Preferred Stock” consisting of up to 4,331,540 shares, by adopting the following resolutions.

WHEREAS:  SoftBrands, Inc. (the “Corporation”) is authorized by Article 4 of its Second Restated Certificate of Incorporation to issue Fifteen Million (15,000,000) shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”); and

WHEREAS:  Article 4 of the Certificate of Incorporation expressly grants to the Board of Directors (pursuant to the provisions of Section 151 of the DGCL) the authority to fix, by resolution or resolutions, the designation of any series of Preferred Stock and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof;

WHEREAS: this Board of Directors now desires to create a series of shares of Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT:

RESOLVED:  That the Board of Directors deems it advisable to, and does hereby, fix and designate 4,331,540 shares of Preferred Stock as Series B Convertible Preferred Stock, and does hereby give such series the designation, powers, preferences, qualifications, limitations and restrictions set forth in the Terms of Series B Convertible Preferred Stock (the “Terms”) attached hereto as Schedule I and made a part hereof;

FURTHER RESOLVED:  That the appropriate officer or officers of the Corporation shall be, and hereby are, authorized, empowered and directed to execute, on behalf of the Corporation, the Terms setting forth such designation of each such series of Preferred Stock and such preferences, privileges, powers, qualifications, limitations and restrictions and to cause the same to be filed with the Office of the Secretary of State of the State of Delaware; and

FURTHER RESOLVED:  That the appropriate officer or officers of the Corporation shall be, and hereby are, authorized, empowered and directed to take all such steps and to do and authorize to be done all such acts and things as may be necessary, advisable, convenient or proper for the purpose of fully effectuating and carrying out such designation of the series of Preferred Stock referred to in the foregoing resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its corporate name by David G. Latzke, its Senior Vice President as of the      day of August, 2004.

SOFTBRANDS, INC.

/s/ DAVID G. LATZKE
David G. Latzke, Senior Vice President, Chief Financial Officer and Secretary
ATTEST:

/s/ RANDAL B. TOFTELAND
Randal B. Tofteland, Chief Operating Officer and
President

SCHEDULE I

SOFTBRANDS, INC.

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

A total of 4,331,540 shares of Preferred Stock, par value $0.01 per share, shall be designated the “Series B Convertible Preferred Stock.”  The Series B Convertible Preferred Stock is sometimes referred to herein as the “Preferred Stock.”

1.                                       Voting.  Except as may be otherwise provided in these terms of Preferred Stock or by law, the Series B Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation.  Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series B Convertible Preferred Stock is then convertible.

2.                                       Dividends.  In the event the Board of Directors of the Corporation shall declare a dividend (other than a dividend payable in Common Stock) payable upon the then outstanding shares of the Common Stock of the Corporation, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series B Convertible Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series B Convertible Preferred Stock as would have been payable on the largest number of whole shares of Common Stock into which all shares of Series B Convertible Preferred Stock held by each holder thereof, if such Series B Convertible Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.  All dividends declared upon the Preferred Stock pursuant to this Section 2 shall be declared and paid pro rata per share.

3.                                       Liquidation, Dissolution and Winding-up.

3A.                             Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, the holders of the shares of Series B Convertible Preferred Stock, together with payment to any class of stock ranking equally with the Series B Convertible Preferred Stock, and before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series B Convertible Preferred Stock, shall be paid the greater of (i) the Series B Liquidation Preference Payment (as defined below in Section 3C) and (ii) the amount per share as would have been payable had each share of Series B Convertible Preferred Stock been converted to Common Stock pursuant to Section 5 immediately prior to such Liquidation Event.  If upon any Liquidation Event, the assets to be distributed to the holders of the Series B Convertible Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Preferred Stock shall be distributed to such holders of the Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Series B Convertible Preferred Stock would otherwise be entitled pursuant to this Section 3.

3B.                               Upon any Liquidation Event, immediately after the holders of Series B Convertible Preferred Stock and holders of any class of stock ranking equally with the Series B Convertible Preferred Stock have been paid in full pursuant to Section 3A above, the remaining net assets of the Corporation available for distribution shall be distributed pro-rata among the holders of the shares of Common Stock.

3C.                               The “Series B Liquidation Preference Payment” shall be an amount equal to the sum of (i) the Series B Base Liquidation Preference Amount (as defined below), plus (ii) in the case of each share, an amount equal to all dividends declared but unpaid thereon, computed to the date payment thereof is made available.  Such amount payable with respect to all shares of Series B Convertible Preferred Stock shall be referred to as the “Series B Liquidation Preference Payments.”  The “Series B Base Liquidation Preference Amount” shall be $1.06 per share, the market value of shares of the Corporation’s Common Stock on the date of issuance of such shares of Series B Convertible Preferred Stock (the “Series B Issuance Price”) (subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series B Convertible Preferred Stock).

3D.                              Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation, such determination to be made by a majority of the Board of Directors including, and if so elected, the member of the Board who is the Purchaser Representative appointed pursuant to that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of November 26, 2002 (the “Purchase Agreement”); provided, however, that (i) if the Purchaser Representative so appointed objects to the valuation, or (ii) if any such time, the Purchaser Representative is not a member of the Board, and if the Purchaser Representative objects to the valuation established by the Board of Directors, or (iii) if at any time there is no Purchaser Representative, a representative of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock objects to such valuation (the Purchaser Representative or the representative of such holders being hereafter referred to as the “Investor Representative”), then the Corporation shall conduct an independent determination of fair market value in accordance with this Section 3D (an “Independent Valuation”).  To complete an Independent Valuation, the Investor Representative shall select a pool of three independent and nationally recognized investment banking firms from which the Corporation shall select one such firm to appraise the fair market value of such property.  The determination of such investment banking firm shall be binding upon the Corporation and the holders of shares of Series B Convertible Preferred Stock.  All expenses of such investment banking firm shall be borne by the Corporation.

4.                                       Restrictions.  At any time when shares of Series B Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the certificate of incorporation of the

Corporation, and in addition to any other vote required by law or the certificate of incorporation of the Corporation, without the prior consent of the holders of at least a majority in interest of the then outstanding shares of Series B Convertible Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not:

(1)                                  Consent to any liquidation, dissolution or winding up of the Corporation or merge or consolidate with or into, any other corporation, corporations, entity or entities (except (i) a consolidation or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction or (ii) the consolidation or merger of a Subsidiary with or into the Corporation or another Subsidiary);

(2)                                  Sell, assign, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets;

(3)                                  Amend, alter or repeal (by merger or otherwise) any provision of its certificate of incorporation or amend, alter or repeal any provision of its By-laws if such amendment, alteration or repeal would adversely affect the rights, privileges and preferences of the holders of Series B Convertible Preferred Stock; or

(4)                                  Create, authorize the creation of, or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to or on a parity with the Series B Convertible Preferred Stock as to the payment of dividends, or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; increase the authorized amount of such series of Series B Convertible Preferred Stock; or create or authorize any obligation or security convertible into shares of any series of Preferred Stock, or into shares of any other class or series of stock, unless the same ranks junior to or on a parity with the Series B Convertible Preferred Stock as to the payment of dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, in each case, whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise;

provided, further, that in the event the holders of at least a majority in interest of the then outstanding shares of Series B Convertible Preferred Stock do not consent and the matter on which consent is requested involves a transaction in which the Series B Convertible Preferred Stock will receive cash, securities or other consideration in exchange for the Series B Preferred Stock (an “Exchange Transaction”) that is a Qualified Transaction (as defined below) or does not involve an Exchange Transaction, after the Corporation has complied with the requirements of this Section 4, the Corporation shall be entitled to repurchase all of the then outstanding shares of Series B

Convertible Preferred Stock at a purchase price per share equal to the Series B Liquidation Preference Payment.  In the event of an Exchange Transaction that is not a Qualified Transaction, after the Corporation has complied with the requirements of this Section 4 the Corporation shall be entitled to repurchase all of the then outstanding shares of Series B Convertible Preferred Stock at a purchase price per share equal to the greater of (i) the Series B Liquidation Preference Payment, or (ii) the value (determined by the Board of Directors, or in the event the Investor Representative objects, by an Independent Valuation) of the consideration to be received by such holders, on an as converted basis, in the Exchange Transaction.  At least ten (10) days prior to soliciting the consent of the holders of the then outstanding shares of Series B Convertible Preferred Stock, the Company shall provide each holder with a copy of the final and definitive documentation relating to the transaction for which the consent is requested and any other information relating to the proposed transaction or the Corporation that such holder shall reasonably request.  For purposes of this Section 4, a “Qualified Transaction” shall be any transaction in which the holders of the then outstanding shares of Series B Convertible Preferred Shares (i) will receive the payments described in Section 3A above upon the closing of the transaction; (ii) are not required to indemnify, individually or jointly, any third party in an aggregate amount in excess of [fifteen percent (15%)] of the aggregate proceeds to be received by such holders in the transaction; (iii) are not required to participate in any escrow that survives for more than 18 months after the closing of the transaction or that requires contribution beyond their pro rata portion, which pro rata portion shall be determined on an as-converted basis with reference to the entire escrow amount and the number of shares of common stock of the Corporation outstanding on an as-converted fully-diluted basis; (iv) are not subject to any joint and several liability; and (v) are entitled to participate in all payments relating to the proposed transaction, including without limitation, any earnouts.  Any such repurchase shall be affected by providing each holder with at least ten (10) days notice of the date fixed for repurchase (the “Repurchase Date”), the purchase price per share (the “Repurchase Price”), the place at which payment may be obtained and by calling upon such holders to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be repurchased (the “Repurchase Notice”).  Such notice shall be accompanied by certification from an authorized officer that the consent of a majority of the Series B Preferred Stock in accordance with this Section 4 shall not have been obtained.  Each such holder shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Repurchase Notice, and thereupon the Repurchase Price shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Repurchase Date, all rights of the holders of shares of Series B Convertible Preferred Stock (except the right to receive the Repurchase Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

5.                                       Conversion of the Series B Convertible Preferred Stock.  The holders of shares of Series B Convertible Preferred Stock shall have the following conversion rights:

5A.                             Right to Convert. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series B Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series B Convertible Preferred Stock) into such number of fully paid and nonassessable shares of

Common Stock as is obtained by (i) multiplying the number of shares of Series B Convertible Preferred Stock so to be converted by the Series B Issuance Price and (ii) dividing the result by a conversion price equal to the Series B Issuance Price or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series B Conversion Price”).  Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series B Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock shall be issued.  Notwithstanding any other provisions hereof, if a conversion of Series B Convertible Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Series B Convertible Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

5B.                               Issuance of Certificates; Time Conversion Effected.  Promptly after the receipt of the written notice referred to in Section 5A and surrender of the certificate or certificates for the share or shares of Series B Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Convertible Preferred Stock.  To the extent permitted by law, such conversion shall be deemed to have been effected and the Series B Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series B Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

5C.                               Fractional Shares; Partial Conversion.  No fractional shares shall be issued upon conversion of Series B Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued upon such conversion.  In case the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and based upon the aggregate number of shares of Series B Convertible Preferred Stock surrendered by any one holder.

5D.                              Adjustment of Series B Conversion Price Upon Issuance of Common Stock.  Except as provided in Sections 5E and 5F, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 5D(1) through 5D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series B Conversion Price (the “Applicable Conversion Price”) in effect immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in Section 5F), then, forthwith upon such issue or sale, the Applicable Conversion Price shall be reduced to the price (calculated to the nearest $0.0001) determined by multiplying the Applicable Conversion Price in effect immediately prior to the time of such issue or sale or deemed issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale or deemed issue or sale multiplied by the Applicable Conversion Price immediately prior to such issue or sale or deemed issue or sale plus (ii) the consideration received by the Corporation upon such issue and sale or deemed issue and sale, and the denominator of which shall be the product of (iii) the total number of shares of Common Stock outstanding immediately after such issue or sale, multiplied by (iv) the Applicable Conversion Price immediately prior to such issue or sale or deemed issue or sale.  Notwithstanding the foregoing, no adjustment of the Applicable Conversion Price shall be made in an amount less than $0.0001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that, together with any adjustments, so carried forward shall amount to $0.0001 per share or more.

For purposes of this Section 5D, the following Sections 5D(1) to 5D(7) shall also be applicable:

5D(1)  Issuance of Rights or Options.  In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options that relate to

Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series B Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding and to have been issued for such price per share.  Except as otherwise provided in Section 5D(3), no adjustment of the Series B Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

5D(2)  Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities (other than pursuant to the exercise of Options to purchase such Convertible Securities covered by Section 5D(1) above), whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 5D(3), no adjustment of the Series B Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series B Conversion Price have been or are to be made pursuant to other provisions of this Section 5D, no further adjustment of the Series B Conversion Price shall be made by reason of such issue or sale.

5D(3)  Change in Option Price or Conversion Rate.  In connection with any change in, or the expiration or termination of, the purchase rights under any Option or the conversion or exchange rights under any Convertible Securities, the following provisions shall apply:

(A)                              If the purchase price provided for in any Option referred to in Section 5D(1) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 5D(1) or 5D(2) above, or the rate at which any Convertible Securities referred to in Sections 5D(1) or 5D(2) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then the Series B Conversion Price in effect at the time of such change shall forthwith be increased or decreased to the Series B Conversion Price that would be in effect immediately after such change if (i) the adjustments that were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (a) the issuance at that time of the Common Stock, if any, delivered upon the exercise of any such Options or upon the conversion or exchange of any such Convertible Securities before such change and (b) the issuance at that time of all such Options or Convertible Securities, with terms and provisions reflecting such change, which are still outstanding after such change and (ii) the Series B Conversion Price as adjusted pursuant to clause (i) preceding had been used as the basis for the adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Corporation subsequent to the issuance of such Options or Convertible Securities.

(B)                                On the partial or complete expiration of any Options or termination of any right to convert or exchange Convertible Securities, the Series B Conversion Price then in effect hereunder shall forthwith be increased or decreased to the Series B Conversion Price that would be in effect at the time of such expiration or termination if (i) the adjustments that were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (a) the issuance at that time of the Common Stock, if any, delivered upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities before such expiration or termination, and (b) the issuance at that time of only those such Options or Convertible Securities that remain outstanding after such expiration or termination, and (ii) the Series B Conversion Price as adjusted pursuant to clause (i) preceding had been used as the basis for adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Corporation subsequent to the issuance of such Options or Convertible Securities.

(C)                                If the purchase price provided for in any Option referred to in Section 5D(1) above or the rate at which any Convertible Securities referred to in Sections 5D(1) or 5D(2) above are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason or provisions with respect thereto designed to protect against dilution, and the event causing such reduction is one that did not also require an adjustment in the Series B Conversion Price under other provisions of this Section 5D, then in case of the delivery of shares of

Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Series B Conversion Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained if such Option or Convertible Securities had never been issued and if the adjustments made upon the issuance of such Option or Convertible Securities had been made upon the basis of the issuance of (and taking into account the total consideration received for) the shares of Common Stock delivered as aforesaid (provided that the Series B Conversion Price used in such determination shall be the Series B Conversion Price on the date of issue of such shares); provided that no such adjustment shall be made unless the Series B Conversion Price then in effect would be reduced thereby.

5D(4)  Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Section 5F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration; provided, however, that this Section 5D(4) shall not apply to a stock split of the Common Stock payable in the form of a dividend, for which event adjustment shall be made pursuant to Section 5F below.

5D(5)  Consideration for Stock.  For purposes of this Section 5D, the amount of consideration received by the Corporation in connection with the issuance or sale of Common Stock, Options or Convertible Securities shall be determined in accordance with the following:

(A)                              In the event that shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount payable to the Corporation therefor.

(B)                                In the event that any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash payable to the Corporation shall be deemed to be the fair value of such consideration as reasonably determined by the Board of Directors of the Corporation; provided, however, that should the Investor Representative not agree with such valuation, then the Corporation shall conduct an Independent Valuation in accordance with the procedures set forth in Section 3.D.

(C)                                The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this Section 5D(5) upon any issuance and/or sale, pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment, of shares of Common Stock, Options or Convertible Securities, shall be increased by the amount of any tax benefit realized by the

Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale.

(D)                               In the event that any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as reasonably determined by the Board of Directors of the Corporation of such portion of the assets and business of the non-surviving corporation as such Board of Directors shall determine to be attributable to such Common Stock, Options or Convertible Securities, as the case may be; provided, however, that should the Investor Representative not agree with such valuation, then the Corporation shall conduct an Independent Valuation in accordance with the procedures set forth in Section 3.D.

(E)                                 In the event that any Common Stock, Options and/or Convertible Securities shall be issued in connection with the issue and sale of other securities or property of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Common Stock, Options or Convertible Securities by the parties thereto, such Common Stock, Options and/or Convertible Securities shall be deemed to have been issued at the fair value of such Common Stock, Options or Convertible Securities as reasonably determined by the Board of Directors of the Corporation; provided, however, that should Investor Representative not agree with such valuation, then the Corporation shall conduct an Independent Valuation in accordance with the procedures set forth in Section 3.D.

5D(6)                   Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5D(7)                   Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 5D.

5E.                                Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series B Conversion Price in the case of the issuance of any Excluded Securities (as defined the Purchase Agreement).

5F.                                Subdivision or Combination of Common Stock.  In the event that the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or effect a stock split of its Common Stock payable in the form of a dividend, the Series B Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of share of Common Stock into which such shares of Series B Convertible Preferred Stock shall convert immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock of the Corporation shall at any time be combined into a smaller number of shares, the Series B Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock shall convert immediately prior to such combination shall be proportionately reduced.  Except as provided in this Section 5F, no adjustment to the Series B Conversion Price and no change in the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock shall convert shall be made pursuant to this Section 5F as a result of or by reason of any such subdivision or combination.

5G.                               Reorganization or Reclassification.  If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in the case of any reorganization or reclassification only, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

5H.                              Notice of Adjustment.  Upon any adjustment of the Series B Conversion Price, then and in each such case, the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series B Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series B Conversion Price, as applicable, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

5I.                                   Other Notices.  In case at any time:

(1)                                  the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)                                  the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)                                  there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(4)                                  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5J.                                  Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Convertible Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Series B Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

5K.                              No Reissuance of Series B Convertible Preferred Stock.  Shares of Series B Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

5L.                                Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of Series B Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Convertible Preferred Stock that is being converted.

5M.                           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series B Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Convertible Preferred Stock, in any manner which interferes with the timely conversion of such Series B Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

5N.                              Definition of Common Stock.  As used in this Section 5, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.01 per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized that shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series B Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 5G.

5O.                              Mandatory Conversion.  All outstanding shares of Series B Convertible Preferred Stock shall automatically convert into shares of Common Stock if at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate net proceeds from such offering to the Corporation and/or any Stockholders participating in the offering, if any, shall be at least $25,000,000; (ii) the aggregate market valuation of the Corporation’s Common Stock is not less that $100,000,000; and (iii) the price paid by the public for such shares shall be at least $2.00 (appropriately adjusted to reflect the occurrence of any event described in Section 5F) (an “Initial Public Offering”), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering.  Alternatively, all outstanding shares of Series B Convertible Preferred Stock shall automatically convert into shares of Common Stock if at any time (x) the Corporation’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and such Securities are listed for trading on the New York Stock Exchange or quoted on the Nasdaq SmallCap Market; (y) the aggregate market value of the Corporation’s Common Stock is not less than $100,000,000; and (z) the average weekly reported trading volume or such shares of Common Stock during the six calendar weeks preceding such date exceeds four percent of the total number of shares of the Corporation’s Common Stock then outstanding.

6.                                       Definition.  As used herein, the term “Subsidiary” means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Corporation and/or any one or more of its Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Corporation and/or one or more of its Subsidiaries has more than a fifty percent (50%) equity interest at the time.